Exhibit 99.2

American Tower Corporation Announces Planned Convertible Note Offering

Boston, Massachusetts – July 28, 2003 – American Tower Corporation (NYSE: AMT) today announced that it is seeking to raise approximately $175.0 million through an institutional private placement of convertible notes due 2010. In addition, the company is expected to grant the initial purchasers of the notes an option to purchase up to an additional $35.0 million principal amount of the notes. The closing of the offering is expected in early August, subject to market conditions.

The company expects to use approximately 50% of the net proceeds to refinance a portion of its outstanding indebtedness under its credit facilities, and the remainder to repurchases of a portion of the company’s outstanding debt securities.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes and the Class A common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

Concurrently with this offering, the company is separately conducting a public offering of 12.4 million shares of its Class A common stock for an estimated $114.4 million in net proceeds. The closing of one offering is not conditioned upon the closing of the other offering.

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This press release contains “forward-looking statements” regarding the company’s ability to complete this private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for the company’s notes and Class A common stock in particular.

ATC Contact: Anne Alter

Vice President of Finance, Investor Relations

Telephone: (617) 375-7500